CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement on Form N-2 of our report dated November 26, 2025, relating to the financial statements and financial highlights of Alternative Credit Income Fund appearing in Form N-CSR of Alternative Credit Income Fund for the year ended September 30, 2025, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

January 28, 2026